Exhibit 99.1

HF Foods Adopts Limited Duration Stockholder Rights Plan

LAS VEGAS, April 11, 2023 — HF Foods Group Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants across the United States (“HF Foods” or the “Company”), today announced that the Board of Directors (the “Board”) has approved the adoption of a limited duration stockholder rights plan (the “Rights Plan”) and declared a dividend distribution of one right (“Right”) for each outstanding share of the Company’s common stock to stockholders of record as of the close of business on April 24, 2023.

The Board adopted the Rights Plan out of concern that parties may be engaging in undisclosed stock accumulation and group formation activities to gain control of HF Foods, depriving stockholders of both the opportunity to realize the full value of their investment in the Company and the opportunity to determine the future course of the Company.

The Board has not initiated a process to sell the Company. The Board believes that the Company has excellent standalone prospects and that its current strategic plan is creating and unlocking significant value for all stockholders.

The Rights Plan is intended to protect the interests of the Company and all HF Foods stockholders by reducing the likelihood that any entity, person or group gains control of HF Foods through stock accumulation or group formation activities without paying all stockholders an appropriate premium for control of the Company and providing liquidity to all stockholders. The Rights Plan also helps ensure that the Board has sufficient time to make informed judgments and take actions that are in the best interests of the Company and its stockholders. The Rights Plan does not prevent the Board from engaging with parties or accepting an acquisition proposal if the Board believes that it is in the best interests of the Company and its stockholders.

The Rights Plan is similar to other plans adopted by publicly held companies in comparable circumstances. While the Rights Plan is effective immediately, the Rights will generally become exercisable if an entity, person or group acquires beneficial ownership of 15% or more of the Company’s outstanding common stock in a transaction not approved by the Board. In the event that the Rights become exercisable due to the triggering ownership threshold being crossed, each Right will entitle its holder (other than the person, entity or group triggering the Rights Plan, whose Rights will become void and will not be exercisable) to purchase, at the then-current exercise price, additional shares of common stock having a then-current market value of twice the exercise price of the Right.

The Rights Plan has a 365-day term, expiring on April 11, 2024.

Additional information regarding the Rights Plan will be contained in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

Advisors

The Company has retained JP Morgan as its financial advisor, Arnold & Porter Kaye Scholer LLP as its legal advisor, MacKenzie Partners, Inc. as its stockholder advisor, and Gagnier Communications LLC as its strategic communications advisor.

About HF Foods Group Inc.

HF Foods Group Inc., headquartered in Las Vegas, Nevada, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the United States. With 18 distribution centers strategically located throughout the nation, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With more than 15,000 established customers in 46 states, and strong relations with growers and suppliers of food products in the US, South America and China, HF Foods Group is able to offer fresh, high-quality specialty restaurant foods and supplies at economical prices to its large and growing base of customers. For more information, please visit www.hffoodsgroup.com.

Forward-Looking Statements

All statements in this press release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “believes,” “intends,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, risks that the Company may not regain compliance with Nasdaq continued listing requirements relating to the Company’s annual meeting of stockholders within any applicable grace period, statements of assumption underlying any of the foregoing, and other factors disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Inquiries:

Investor Relations:

Phone: (404) 836 - 0852

Email: investors@hffoodsgroup.com

Media:

Dan Gagnier & Riyaz Lalani

Gagnier Communications

(646) 342-8087

hffg@gagnierfc.com